                         [AMERIANA BANCORP LETTERHEAD]


Contact:  Jerome J. Gassen
          President and Chief Executive Officer
          (765) 529-2230


           AMERIANA BANCORP BOARD DECLARES REGULAR QUARTERLY DIVIDEND
                                 ---------------
                    COMPANY REPORTS ON ANNUAL MEETING RESULTS


NEW CASTLE, Ind. (May 17, 2007) - Speaking to shareholders assembled for the Company's 2007 annual meeting, Michael E. Kent, Chairman of the Board of Ameriana Bancorp (NASDAQ:ASBI), today announced that Ameriana's Board of Directors has declared a regular quarterly cash dividend of $0.04 per share, which will be paid on July 6, 2007, to shareholders of record on June 15, 2007.

      In formal business conducted at the meeting, shareholders re-elected two directors to new terms that expire with the 2010 annual meeting of shareholders. Elected to new three-year terms were Jerome J. Gassen, President of Ameriana Bancorp, and Donald C. Danielson, Vice Chairman of City Securities Corporation of Indianapolis.

      The Company's Directors continuing in office to future years include:
Charles M. (Kim) Drackett, Jr., Chairman, President and General Manager of Fairholme Farms, Inc. in Lewisville, Indiana; R. Scott Hayes, a partner in Hayes Copenhaver Crider, a law firm in New Castle; Richard E. Hennessey, Executive Vice President and Chief Financial Officer of Shiel Sexton Company, Inc.; Michael E. Kent, Chairman of the Board of Ameriana and a private investor; and Ronald R. Pritzke, a partner in the law firm Pritzke & Davis, LLP in Greenfield, Indiana.

      Shareholders also ratified the appointment of BKD, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007.

      Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.